UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hathaway, M. Phil
   4504 N. Northwood Lane
   Bloomington, IN  47401
   USA
2. Issuer Name and Ticker or Trading Symbol
   Conseco, Inc.
   CNC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 30, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Common Stock              |4/1/98|M   | |723               |A  |           |89,793             |D     |                           |
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 Common Stock              |      |    | |                  |   |           |16,000             |I     |By Wife                    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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 Stock Units (1)      |1-for-1 |3/31/|A   | |723        |A  |(1)  |(1)  |Common Stock|723    |       |            |D  |            |
                      |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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 Stock Units          |1-for-1 |4/1/9|M   | |723        |D  |(1)  |(1)  |Common Stock|723    |       |0           |D  |            |
                      |        |8    |    | |           |   |     |     |            |       |       |            |   |            |
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 Options to Purchase (|        |     |    | |           |   |     |     |            |       |       |55,000      |D  |            |
2)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
 (1) Granted under the Conseco, Inc. 1994 Stock and Incentive
Plan.
 (2) Represents stock options held by the Reporting Person as previously reported.
SIGNATURE OF REPORTING PERSON
/s/M. Phil Hathaway by Karl W. Kindig, Attorney-in-Fact
DATE
May 6, 1998